Exhibit 6.2

TECHNOLOGY LICENSE FEE AGREEMENT

This Technology License Fee Agreement (the “Agreement”) is made by and between WORTHY WEALTH, INC., a Georgia corporation (“WWI”), and WORTHY WEALTH SENIOR LIVING, INC., a Georgia corporation (“WWSL”), effective as of [●] (“Effective Date”). WWI and WWSL are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, WWI has licensed from Worth Financial, Inc. (“WFI”) a proprietary software platform to facilitate the purchase of securities and allow investors to view information about their investment accounts (the “Worthy Platform”); and

WHEREAS, WWI wishes to license the Worthy Platform as a white label platform, accessible through a unique portal (the “Portal”) to provide investment services to WWSL’s customers.

NOW, THEREFORE, acknowledging the receipt of adequate consideration and intending to be legally bound, the Parties agree as follows:

1. GRANT OF LICENSE, BRANDING, SUBLICENSING AND RESTRICTIONS

1.1 In General. WWI hereby grants to WWSL a non-exclusive, license to use the Worthy Platform, during the Term, via the Portal (the “License”). WWSL shall pay WWI a license fee in the amount of each WWSL user on the Worthy Platform, in the amount of $10 per user per year.

1.2 White Label Branding. The Worthy Platform shall be branded under WWI’s chosen name and logo and shall be accessible to the public under a URL designated by WWI. WWI is responsible for clearing any privacy rights, copyright, trademark or other intellectual property concerns connected with a custom URL as well as securing the URL via a registrar service.

1.3 Restrictions. WWSL shall not (i) decompile or reverse engineer the Worthy Platform or otherwise attempt to obtain the source code for the Worthy Platform; (ii) use the Worthy Platform for any purpose other than as authorized by this Agreement; or (iii) use the Worthy Platform in a manner that it knows interferes with the use of Worthy Platform by WWI, its affiliates, or customers.

2. SERVICES.

2.1 Implementation. WWI shall, at WWSL’s expense, provide WWSL all reasonable assistance in connection with WWSL’s implementation of the Worthy Platform via the Portal, including, without limitation, white label customization and hosting for the Portal.

2.2 Technical Support. WWI shall provide ongoing support and maintenance services to ensure that the Worthy Platform, including as implemented via the Portal, performs as intended and in accordance with this Agreement. WWI shall maintain technical availability, subject to scheduled and emergency maintenance. WWI shall keep WWSL reasonably informed as to availability of the Worthy Platform, including all scheduled and emergency maintenance.

2.3 Future Functionality. During the Term, WWI shall, without charge to WWSL, incorporate into the Portal and the Worthy Platform as licensed to WWSL such additional features and functionality as WWI makes available to its customers. WWI shall give WWSL reasonable advance notice of such additional features and functionality.

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3. TECHNICAL SPECIFICATIONS. WWI shall provide WWSL with the technical specifications of the Worthy Platform and WWI’s own technology infrastructure (to the extent relevant to the operation of the Worthy Platform), including but not limited to security specifications. Should WWI wish to make any material modification of such technical specifications it shall use reasonable efforts to notify WWSL no less than ninety (90) days in advance.

4. DELIVERY OF WORTHY PLATFORM.

4.1 Timetable. WWI shall use reasonable commercial efforts to implement the Worthy Platform for WWSL within 5 days of the Effective Date. However, WWSL understands that the ability of WWI to meet this deadline depends on a number of factors beyond the control of WWI, especially the timely cooperation of WWSL. WWI shall notify WWSL when and if it believes the deadline should be shortened or extended.

4.2 Testing and Acceptance. WWI shall notify WWSL when WWI believes the Worthy Platform is ready for use by WWSL. Upon receipt of such notice, WWSL shall have ten (10) days in which to test the Worthy Platform. If WWSL believes there are defects in the Worthy Platform, it shall so notify WWI and the Parties shall cooperate in fixing any such defects. WWSL shall be deemed to have accepted the customized Worthy Platform: (i) if it does not notify WWI of defects within such ten (10) day period, (ii) when it notifies WWI of such acceptance, or (iii) when it has used the Worthy Platform in commerce for thirty (30) days, whichever occurs first.

4.3 WWSL’s Obligations. WWSL shall: (i) provide WWI with accurate and complete descriptions of its needs and business plans for the Portal, (ii) reasonably cooperate with WWI in the development and installation of the Worthy Platform, (iii) use the Worthy Platform only in an operating environment (e.g., hardware and software) approved by WWI, (iv) notify WWI of any defects in the Worthy Platform, (v) give WWI electronic access to the Worthy Platform to troubleshoot and correct any defects, (vi) install any software updates reasonably recommended by WWI to the extent such software updates are provided without additional cost, and (vii) use reasonable commercial efforts to operate the Portal in accordance with all applicable laws and regulations, including but not limited to securities and consumer protection laws.

5. WARRANTIES.

5.1 Limited Performance Warranty. WWI warrants that the Worthy Platform will perform substantially as demonstrated and will be free of material errors or defects, and that all Services will be performed in a good and workmanlike manner. In the event WWSL believes that WWI is in violation of this limited performance warranty, WWSL shall notify WWI and WWI shall use reasonable commercial efforts to correct any error or defect.

5.2 No Malicious Code. WWI warrants that the Worthy Platform: (i) does not contain any viruses, worms, time bombs, Trojan horses and other harmful or code, files, scripts, agents or programs (“Malicious Code”) or other malicious computer instructions or devices that materially erase data or programming, or materially infect, disrupt, damage, disable or shut down a computer system or any material component of such computer system, (ii) that, during the Term of this Agreement, WWI will not insert or include any Malicious Code or other malicious computer instructions or devices that materially erase data or programming, or materially infect, disrupt, damage, disable or shut down a computer system or any material component of such computer system into the Worthy Platform, and (iii) that, throughout the Term of this Agreement, WWI will have in place commercially reasonable measures to avoid the intrusion or insertion of any Malicious Code or other malicious computer instructions or devices that materially erase data or programming, or materially infect, disrupt, damage, disable or shut down a computer system or any material component of such computer system into the Worthy Platform. Furthermore, WWI hereby represents, warrants and agrees that it has not and will not, during the Term of this Agreement, intentionally place any Malicious Code or other malicious computer instructions or devices that materially erase data or programming, or materially infect, disrupt, damage, disable or shut down a computer system or any material component of such computer system into the Worthy Platform

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5.3 Warranty of Non-Infringement. WWI warrants that WWSL’s use of the Worthy Platform pursuant to this Agreement will not infringe on the rights of any third party. If a claim is made that WWSL’s use of the Worthy Platform infringes on the rights of a third party then WWI will, at its sole expense and as WWSL’s sole remedy, defend against such claim, hold WWI harmless and pay any final judgment against WWSL. WWSL shall promptly notify WWI of any such claim in writing and give WWI sole control over the defense and settlement of such claim, provided, however, that WWI shall not defend or settle such claim in a manner that imposes non-monetary obligations on WWI without WWSL ‘s prior written consent. WWI may, without the knowledge or consent of WWSL , agree to any resolution of the dispute that does not require on the part of WWSL a payment or an admission of wrongdoing. Without limiting the preceding sentence, WWI may (i) seek to obtain through negotiation the right of WWSL to continue using the Worthy Platform; (ii) rework the Worthy Platform so as to make it non-infringing; or (iii) replace the Worthy Platform, as long as the reworked or replacement Worthy Platform does not result in a material adverse change in the “look and feel,” functionality or operational characteristics of the Worthy Platform. If none of these alternatives is reasonably available in WWI’s sole discretion, WWI may terminate this Agreement. The foregoing warranty shall not apply to infringement caused by (i) WWSL’s modification or use of the Worthy Platform other than as contemplated by the Agreement; (ii) WWSL’s failure to use corrections or enhancements made available by WWI to the extent that such corrections or enhancements would make the Worthy Platform non-infringing and are provided to WWSL without additional cost or expense; or (iii) information or materials provided by WWSL or third party acting for WWSL.

5.4 Compliance with Laws. WWI shall use commercially reasonable efforts to conduct its business, and develop the Worthy Platform, in compliance with all applicable laws, rules and regulations.

5.5 No Other Warranties. EXCEPT FOR THE WARRANTIES EXPRESSLY SET FORTH HEREIN, THE WORTHY PLATFORM, INCLUDING ANY ACCOMPANYING MANUALS AND OTHER MATERIALS, AND THE SERVICES, ARE PROVIDED BY WWI WITHOUT WARRANTY OF ANY KIND, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, OR ANY WARRANTY THAT THE WORTHY PLATFORM WILL BE ERROR-FREE OR OPERATE WITHOUT INTERRUPTION, OR THAT THE WORTHY PLATFORM WILL MEET WWSL’S REQUIREMENTS, AND ANY WARRANTIES IMPLIED BY LAW, BY THE COURSE OF DEALING BETWEEN THE PARTIES, OR OTHERWISE, ARE HEREBY EXCLUDED TO THE FULLEST EXTENT PERMITTED BYLAW.

6. CONFIDENTIALITY.

6.1 Included Information. For purposes of this Agreement, Confidential Information means all confidential and proprietary information of a party, including but not limited to (i) financial information, (ii) business and marketing plans, (iii) the names of employees and owners, (iv) the names and other personally-identifiable information of users of the Portal, (v) security codes, and (vi) all documentation provided by WWI (the “Confidential Information”).

6.2 Excluded Information. For purposes of this Agreement, Confidential Information shall not include (i) information already known or independently developed by the recipient without the use of any confidential and proprietary information, or (ii) information known or available to the public through no wrongful act of the recipient; or (iii) information that becomes available to the recipient from a third party that is not prohibited from disclosing such information.

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6.3 Confidentiality Obligations. During the Term and at all times thereafter, neither Party shall disclose Confidential Information of the other Party or use such Confidential Information for any purpose other than in furtherance of this Agreement. Without limiting the preceding sentence, each Party shall use at least the same degree of care in safeguarding the other Party’s Confidential Information as it uses to safeguard its own Confidential Information. Notwithstanding the foregoing a party may disclose Confidential Information (i) if required to do by legal process (i.e., by a subpoena), provided that such party shall notify the other Party prior to such disclosure so that such other Party may attempt to prevent such disclosure or seek a protective order; or (ii) to any applicable governmental authority as required in the operation of such Party’s business.

6.4 Injunctive Relief. The Parties acknowledge that a breach of this Section 6 may cause the damaged Party great and irreparable injury and damage, which cannot be reasonably or adequately compensated by money damages. Accordingly, each party acknowledges that they may seek remedies of injunction and specific performance in the event of such a breach, in addition to money damages or other legal or equitable remedies.

7. RESPONSIBILITY FOR OPERATION OF PORTAL. WWI does not act as a fiduciary, business or legal advisor, or co-venturer. WWSL is solely responsible for ensuring that the Portal is operated in accordance with applicable laws, for monitoring the content displayed on the Portal, and for establishing the terms of its relationships with users of the Portal.

8. TERM.

8.1 In General. The initial term of this Agreement shall be for two (2) years, followed by successive renewal periods of one (1) year each (together, the “Term”), unless sooner terminated pursuant to this Section or other provisions of this Agreement providing for termination.

8.2 Termination for Cause. This Agreement may be terminated at any time if either Party fails to perform any of its material obligations hereunder and such failure continues for thirty (30) days following written notice from the non-breaching party.

8.3 Termination for Cessation of Business. WWSL may terminate this Agreement by giving at least ninety (90) days’ notice to WWI if it discontinues the business using the Portal. WWI may terminate this Agreement by giving at least one hundred eighty (180) days’ notice to WWSL if it discontinues providing its Worthy Platform to all of its customers.

8.4 Termination by WWSL without Cause. WWSL may terminate this Agreement at any time by giving at least one hundred eighty (180) days’ notice to WWI. WWSL may also terminate this Agreement by giving at least thirty (30) days’ notice to WWSL in advance of any expiration of the initial term or any renewal period.

8.5 Termination by WWI without Cause. WWI may not terminate this Agreement except as provided herein.

8.6 Effect of Termination. Upon any termination of this Agreement, the License shall terminate and WWSL shall have no further rights in or to the Worthy Platform. WWI shall provide WWSL, in a standard database format, with all of its and its customer’s data and information at no additional charge.

9. OWNERSHIP OF INTELLECTUAL PROPERTY.

9.1 Intellectual Property of WWI. WWI is the owner of the Worthy Platform and the intellectual property rights associated with the Worthy Platform, including software and copyrights, even if WWI incorporates into the Worthy Platform suggestions made by WWSL.

9.2 Intellectual Property of WWSL. WWSL is the exclusive owner of its name, logo(s), trademarks, URLs, and other intellectual property and, together with users of the Portal, all of the content displayed on the Portal and all data and information inputted in or derived from the Portal.

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9.3 Users of Portal. WWSL owns all of the relationships with the users of the Portal, including project developers and investors of WWSL. WWI may not share any personally-identifiable information of such users (e.g., names, addresses, social security numbers) with any person or contact or solicit any such users for any purpose without the advance written consent of WWSL, which may be withheld in the sole and absolute discretion of WWSL.

10. DATA. WWSL grants WWI all rights and licenses in and to WWSL’s customer data and other data necessary for WWI to provide the Services and perform its other obligations under this Agreement. WWSL has all rights in and to all such customer data necessary to permit WWI to provide the Services and perform its other obligations under this Agreement. The Parties shall utilize all reasonable means to maintain a data privacy and information security protocol, including physical, technical, administrative, and organizational safeguards, that is designed to: (1) ensure the security and confidentiality of the Parties’ respective customer data; (2) protect against anticipated threats or hazards to the security or integrity of said customer data; and (3) protect against unauthorized disclosure, access to, or use of said customer data.

11. LIMITATION OF CLAIMS AND DAMAGES.

11.1 Limitation of Claims. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY UNDER ANY CIRCUMSTANCES (EVEN IF THIS AGREEMENT IS TERMINATED) FOR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL, PUNITIVE OR INDIRECT DAMAGES (INCLUDING WITHOUT LIMITATION LOSS OF PROFIT, REVENUE, BUSINESS OPPORTUNITY OR BUSINESS ADVANTAGE), WHETHER BASED UPON A CLAIM OR ACTION OF TORT CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY, BREACH OF STATUTORY DUTY, CONTRIBUTION, INDEMNITY OR ANY OTHER LEGAL THEORY OR CAUSE OF ACTION, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.2 Limitation of Damages. EACH PARTY’S TOTAL LIABILITY UNDER OR RELATING TO THIS AGREEMENT, REGARDLESS OF THE CAUSE OR FORM OF ACTION, AND WHETHER BEFORE OR AFTER ITS TERMINATION, SHALL NOT EXCEED THE TOTAL OF ALL AMOUNTS PAID OR PAYABLE TO WWI BY THE WWSL UNDER THIS AGREEMENT.

11.3 Exceptions. The limitations set forth in this Section shall not apply to any claims arising (i) under the Section concerning WWI’s warranty of non-infringement), (ii) under the Section concerning confidentiality, or from the gross negligence or willful misconduct of WWI.

12. INDEMNIFICATION.

12.1 Obligation to Indemnify. WWI will indemnify and hold harmless WWSL, its licensors, service providers, and their respective affiliates, managers, agents and employees, from and against all losses, costs, and expenses, including reasonable attorneys’ fee, from third party claims arising from WWI’s breach of this Agreement or gross negligence or willful misconduct.

12.2 Notice and Defense of Claims. WWSL will promptly notify WWI of any claim for which it believes it is entitled to indemnification under the preceding paragraph. WWI may, but shall not be required to, assume control of the defense and settlement of such claim provided that (i) such defense and settlement shall be at the sole cost and expense of WWI (ii) WWI shall be permitted to control the defense of the claim only if WWI is financially capable of such defense and engages the services of a qualified attorney, each in the reasonable judgment of the Indemnified Party; (iii) WWI shall not thereafter withdraw from control of such defense and settlement without giving reasonable advance notice to WWSL; (iv) WWSL shall be entitled to participate in, but not control, such defense and settlement at its own cost and expense; (v) before entering into any settlement of the claim, WWI shall be required to obtain the prior written approval of WWSL, which shall be not unreasonably withheld, if pursuant to or as a result of such settlement, injunctive or other equitable relief would be imposed against WWSL; and (vi) WWI will not enter into any settlement of any such claim without the prior written consent of WWSL unless WWI agrees to be liable for any amounts to be paid to the third party pursuant to such settlement and is financially able to do so.

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13. MISCELLANEOUS.

13.1 Amendments; Waivers. No amendment, modification, or waiver of any provision of this Agreement shall be binding unless in writing and signed by the party against whom the operation of such amendment, modification, or waiver is sought to be enforced. No delay in the exercise of any right shall be deemed a waiver thereof, nor shall the waiver of a right or remedy in a particular instance constitute a waiver of such right or remedy generally.

13.2 Governing Law. This Agreement shall be governed by the internal laws of Delaware without giving effect to the principles of conflicts of laws. Each Party hereby consents to the personal jurisdiction of the Federal or Florida courts and agrees that disputes arising from this Agreement shall be prosecuted in such courts. Each party hereby agrees that any such court shall have in personal jurisdiction over such party and consents to service of process by notice sent by regular mail to the address set forth above and/or by any means authorized by Florida law.

13.3 Assignment. Neither WWI nor WWSL may assign its rights or obligations under this Agreement without the prior written consent of the other. Notwithstanding the preceding sentence, a Party may assign its interest in this Agreement to a person acquiring (by sale, merger, reorganization, or otherwise) substantially all of the transferor’s assets or business, provided that (i) the transferee agrees to assume and perform all obligations of the transferor for periods following the transfer, (ii) the transferor remains liable for all obligations prior to the transfer.

13.4 Force Majeure. Neither Party shall be entitled to recover damages or terminate this Agreement by virtue of any delay or default in performance by the other Party (other than a delay or default in the payment of money) if such delay or default is caused by Acts of God, government restrictions (including the denial or cancellation of any export or other necessary license), wars, insurrections and/or any other cause beyond the reasonable control of the Party whose performance is affected; provided that the party experiencing the difficulty shall give the other prompt written notice following the occurrence of the cause relied upon, explaining the cause and its effect in reasonable detail. Dates by which performance obligations are scheduled to be met will be extended for a period of time equal to the time lost due to any delay so caused.

13.5 Signatures. This Agreement may be signed in counterparts, each of which shall be deemed to be a fully-executed original. An original signature transmitted by facsimile or email shall be deemed to be original for purposes of this Agreement.

13.6 Binding Effect. This Agreement shall inure to the benefit of the respective heirs, legal representatives and permitted assigns of each Party, and shall be binding upon the heirs, legal representatives, successors and assigns of each Party.

13.7 Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

WORTHY WEALTH, INC.

Signature:	/s/ Sally Outlaw
Name:	Sally Outlaw
Title:	Chief Executive Officer

WORTHY WEALTH SENIOR LIVING, INC.

Signature:	/s/ Alan Jacobs
Name:	Alan Jacobs
Title:	Chief Operating Officer

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